Exhibit 10.1
SECURITIES ACQUISITION AND PUT AGREEMENT
     THIS SECURITIES ACQUISITION AND PUT AGREEMENT (the “Agreement”) is made and entered into on November 21, 2006, by and among TRANSCONTINENTAL REALTY INVESTORS, INC., a Nevada corporation (“TCI” or the “Company”), LEMAN DEVELOPMENT, LTD., a Texas limited partnership (“Leman”), acting by, through and under its General Partner, WINDMILL/KAUFMAN, LTD., a Texas limited partnership (“WKL”), in turn acting by, through and under its General Partner, SIEPELA DEVELOPMENT CORPORATION, a Texas corporation (“Siepela”); and KAUFMAN LAND PARTNERS, LTD., a Texas limited partnership (“KLP”), acting by, through and under its General Partner, KAUFMAN LAND MANAGEMENT, LLC, a Texas limited liability company (“Kaufman LLC”) (Leman and KLP and their respective successors and assigns hereunder are sometimes collectively called “Holders,” and all of the signatories hereto are collectively called the “Parties”); and
WITNESSETH:
     WHEREAS, the Holders are also parties to two separate contracts (the “Contracts”) covering and relating to the purchase and sale of certain real property and related assets consisting of approximately 3,242 acres of land, more or less, known as part of Windmill Farms, Kaufman County, Texas (the “Real Property”);
     WHEREAS, pursuant to the Contracts, Prime Income Asset Management, Inc., a Nevada corporation (“PIAMI”), and/or TCI and/or one or more of their respective affiliates, are purchasing the Real Property and related assets from Holders upon the terms and conditions set forth in the Contracts;
     WHEREAS, pursuant to the payment provisions of the Contracts, PIAMI is obligated to deliver, in partial payment for the Real Property, certain shares of a newly-designated Series D Cumulative Preferred Stock of TCI;
     WHEREAS, TCI is authorized by its Articles of Incorporation, as amended, to issue up to 10,000,000 shares of ‘Preferred Stock, par value $0.01 per share;’
     WHEREAS, TCI’s Board of Directors has the authority from time to time to designate one or more series of any number of shares of Preferred Stock by filing one or more Certificates of Designation for such stock with the Secretary of State of Nevada;
     WHEREAS, TCI has designated a new series of Preferred Stock of TCI denominated as the Series D Cumulative Preferred Stock and to issue such Series D Preferred Stock to enable an affiliate of TCI to meet the terms of the Contracts;
     WHEREAS, PIAMI has assigned the Purchaser’s rights under the Contracts to TCL, and TCI has agreed to issue the Preferred Stock to Leman and Kaufman as part of the “Purchase Price” thereunder;

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     WHEREAS, as a material inducement to the Holders to accept the Series D Preferred Stock issued by TCI, and in accordance with the terms of the Contracts, each of the Holders desires the right to require, upon the occurrence of certain contingencies, that TCI repurchase the shares of Series D Preferred Stock from the Holders as set forth below;
     WHEREAS, the Parties hereto desire to delineate certain other rights, obligations and governance arrangements with respect to such Series D Preferred Stock.
     ACCORDINGLY, for an in consideration of the foregoing premises, the mutual promises, covenants, representations and warranties contained herein, and to facilitate the delivery of the Series D Preferred Stock as part of the consideration for the Real Property under the Contracts, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged by all of the Parties hereto, the Parties hereto do hereby agree as follows:
     1. Adoption of Recitals. All of the recitals set forth above are hereby adopted, confirmed, ratified and approved in the same manner as if fully recopied herein.
     2. Designation of Preferred Stock. Prior to or contemporaneously with the execution of this Agreement, the Company has or will designate a new series of its Preferred Stock pursuant to that certain Certificate of Designations substantially in the form annexed hereby as Exhibit “A” (the “Certificate of Designations”), pursuant to which the Company shall designate a new Series D Cumulative Preferred Stock consisting of 100,000 shares and having a liquidation value of $100 per share (the “Series D Preferred Stock”), to be issued by TCI pursuant to the terms and conditions hereof and in conformity with the Certificate of Designations. The Series D Preferred Stock will have, among other rights, the right to cumulative cash dividends based upon a $100 per share valuation at the rates set forth in the Certificate of Designation, payable quarterly; the right to payment of $100 per share plus accrued and unpaid dividends in the event of dissolution, liquidation or winding-up of TCI before any distribution is made by TCI to its junior stockholders; and the right to mandatory redemption at any time after September 30, 2011 at a price of $100 per share plus accrued and unpaid dividends. The Series D Preferred Stock shall have no right to conversion into any other securities of the Company and voting rights only as required by law, all as set forth in the Certificate of Designations.
     3. Distribution of Securities. Prior to or contemporaneously with the closing under the Contracts (the “Closing”), the Company shall file the Certificate of Designations with the Secretary of State of Nevada, and at such Closing, TCI shall issue and deliver 100,000 shares of the Series D Preferred Stock to Leman and Kaufman of the number of shares of Series D Preferred Stock set forth opposite their respective names below:

No. of Shares of Series D
Name	Preferred Stock
Leman	10,500
KLP	89,500

Total:	100,000

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     4. Representations and Warranties of Leman and KLP as to Shares of Series D Preferred Stock. Each of Leman and KLP separately represents, warrants and acknowledges to TCI as follows:
     (a) Accredited Investor. Each of Leman and KLP is an “accredited investor” within the meaning of Regulation D, Rule 501 (a), promulgated under the Securities Act of 1933, as amended, and each of Leman and KLP is acquiring the shares of Series D Preferred Stock (the “Shares”) for its own account and not with a view to the distribution thereof, in whole or part. Each of Leman and KLP hereby confers authority upon TCI (i) not to transfer any of the Shares until TCI has received written confirmation from counsel acceptable to TCI to the effect that any such transfer does not require that the Series D Preferred Stock or such transfer be registered under the Securities Act of 1933, as amended (provided that no such opinion shall be required in the case of a transfer to TCI), and (ii) to affix to the face of the certificate or certificates representing the Shares a legend with respect to the representations set forth herein in the following form or in such other similar form as shall be approved by counsel to TCI:
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE PLEDGED OR HYPOTHECATED, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OF 1933, OR AN OPINION OF COUNSEL OF THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.
     (b) Authorization. Each of Leman and KLP has all requisite power and authority to enter into and perform this Agreement and to acquire the securities to be issued in connection herewith, and Leman and KLP have each obtained all requisite consents, approvals, permits and authorizations for each of Leman and KLP to participate in the Closing of this Agreement and to receive the Shares to be issued to each.
     (c) Validity and Binding Effect. This Agreement constitutes each of Leman’s and KLP’s valid and legally binding obligations, enforceable according to its terms, except as such enforcement may be limited or affected by the availability of equitable remedies such as specific performance, and by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights, including court decisions and general equity principles relating thereto.
     (d) Acquisition Entirely for Own Account. The Shares to be acquired by each of Leman and/or KLP will be acquired for investment for each of Leman’s and KLP’s respective own accounts, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Neither Leman nor KLP has any present intention of selling, granting any participation in, or otherwise distributing any of the Shares. Neither

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of Leman or KLP has any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.
     (e) Disclosure of Information. Each of Leman and KLP acknowledges that TCI is a reporting company under the Securities Exchange Act of 1934 and as such is required to and does file with the Securities and Exchange Commission (“SEC”) annual reports on Form 10-K, quarterly reports on Form 10-Q, other periodic reports on Form 8-K, proxy statements and other information which is available for public review on the SEC’s website at www.sec.gov. Information is also available on TCI’s website at www.transconrealty-invest.com. Each of Leman and KLP has reviewed the publicly-available information it considers necessary or appropriate for deciding whether to acquire the securities. Each of Leman and KLP further represents that it has had an opportunity to ask questions and receive answers from representatives of TCI regarding the terms and conditions of the offering of the Shares.
     (f) Investment Experience. Each of Leman and KLP (a) is an investor in securities of companies investing in real estate and acknowledges that it understands that an investment in real estate is inherently somewhat speculative and any anticipated returns are dependent upon a number of factors beyond the control of TCI; (b) is able to fend for itself and bear the economic risk of its investment; and (c) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.
     (g) Restricted Securities. Each of Leman and KLP understands that the Shares each is acquiring ate characterized as “restricted securities” under the securities laws of the United States in as much as they are being acquired from TCI in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the “Act’), only in certain limited circumstances. In this connection, each of Leman and KLP represents that it is familiar with SEC Rule 144, as presently in effect, understands the resale limitations imposed thereby and by the Act, and understands that although TCI is a reporting company under the Securities Exchange Act of 1934, Rule 144 will not be available for resales of the Shares. Each of Leman and KLP also understands and acknowledges that there will be no available public market for the Shares and that although TCI has a class of equity securities listed and traded on the New York Stock Exchange, the securities being acquired by Leman and/or KLP will not be listed or traded on the New York Stock Exchange or any other self-regulated organization or exchange.
     (h) Further Limitations on Disposition. Without in any way limiting the representations set forth above, and subject to any requirement of law that its property remain within its control, each of Leman and KLP further agrees not to make any disposition of all or any portion of the Shares to any party other than TCI during the first two years after the date of this Agreement, unless:

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     (i) There is then in effect a registration statement under the Act covering such proposed disposition, and such disposition is made in accordance with such registration statement; or
     (ii) Each of Leman and KLP, as applicable, shall have notified TCI of the proposed disposition and shall have furnished TCI with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by TCI, each of Leman and TCI, shall have furnished TCI with an opinion of counsel reasonably satisfactory to TCI that such disposition will not require registration of such shares under the Act; or
     (iii) The transfer is made without consideration by either of Leman or KLP, as the case may be, to an affiliate of, or successor entity to, either of Leman or KLP, as the case may be, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he were the original recipient hereunder.
     5. Representations and Warranties of TCI. TCI hereby represents and warrants to each Leman and KLP as follows:
(a) Organization and Authority. TCI is a corporation duly authorized, validly existing and in good standing under the laws of the State of Nevada. TCI has the full power and authority (corporate and other) to execute and file the Certificate of Designations and to perform its obligations under the Certificate of Designations and under this Agreement to be performed by TCI. The execution, filing and performance of the Certificate of Designations, the issuance of the Series D Preferred Stock thereunder and the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of TCI. The Series D Preferred Stock is duly and validly issued and is fully paid and nonassessable. The consideration received by TCI for the Series D Preferred Stock is adequate. All necessary filings have been made with the Nevada Secretary of State for the Certificate of Designations and issuance of the Series D Preferred Stock. The execution, filing and performance of the Certificate of Designations, the issuance of the Series D Preferred Stock and the execution, deliver and performance of this Agreement do not conflict with or result in the breach of any organizational documents of TCI or of any contract or agreement binding on TCI, and the Certificate of Designations, the Series D Preferred Stock and this Agreement represent the valid and binding obligation of TCI, enforceable against TCI in accordance with their respective terms, subject only to bankruptcy laws and other laws of general application.
     (b) Availability of Public Documents. TCI is subject to the informational filing requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, is required to file reports, proxy statements and other information with the SEC. TCI is current in its filings with the SEC under the Exchange Act which may be accessed at www.sec.gov. Certain of such filings may also be accessed through TCI’s website at www.transconrealtyinvest.com.
     (c) No Restrictive Covenants. Except for any applicable restrictions under

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Nevada state law as of the date of this Agreement, TCI is not a party to any agreement or instrument that contains a restriction or limitation on TCI’s ability to pay dividends on the Series D Preferred Stock or to redeem or repurchase such Series D Preferred Stock in accordance with the terms of the Certificate of Designations or of this Agreement. TCI is not a party to any agreement or instrument that requires TCI to maintain any minimum level of net worth or of liquidity except for property specific loan covenants requiring TCI to maintain certain debt coverage ratios on specific properties. As long as the Series D Preferred Stock shall remain outstanding, TCI shall not enter into covenants that would materially restrict TCI’s ability to pay dividends on the Series D Preferred Stock or to redeem or repurchase such Series D Preferred Stock in accordance with the terms of the Certificate of Designations or of this Agreement.
     6. Accounting Practices; Delivery to Holders of Certain Public Filings and Financial Information. As long as any shares of Series D Preferred Stock shall remain outstanding, as soon as same are filed with the SEC and in any event within fifteen (15) calendar days thereafter, TCI will cause to be mailed to each of Leman and KLP at their respective addresses for notices a copy of TCI’s Form 10-K and Forms 10-Q, without exhibits. To the extent that TCI’s filing of any such report is delayed beyond any filing date or extension date permitted under the Securities Exchange Act of 1934, or to the extent that TCI shall cease to file with SEC the periodic reports set forth above for any reason, TCI shall instead deliver to a representative selected by the Holders of a majority of the outstanding Series D Preferred Stock (a) as soon as practicable and in any event within one hundred fifteen (115) calendar days after the close of each fiscal year of TCI consolidated audited Financial Statements prepared in accordance with GAAP, US, all in reasonable detail and with an opinion expressed by TCI’s independent public accountants that such Financial Statement have been prepared in accordance with GAAP, US, and fairly present the financial condition and results of operations of TCI and its consolidated subsidiaries as of the dates and for period indicated, and such opinion shall contain no qualifications as to whether TCI will continue as a going concern; and (b) as soon as practical and in any event within sixty (60) calendar days after the close of each fiscal quarter of TCI, unaudited Financial Statements prepared in accordance with GAAP, US (subject to normal year end adjustments which are not material individually or in the aggregate).
     7. Put Option. Any Holder of the Series D Preferred Stock shall have the option to demand that TCI purchase from such Holder, and on exercise of such option, TCI shall purchase from such Holder at the “Put Price” (as defined below), all of the shares of Series D Preferred Stock held by such Holder at any time and from time to time after the occurrence of a “Put Event” (as defined below), subject to the limitations set forth in this Agreement (such option and reciprocal obligation to purchase are hereinafter referred to as the “Put”). Such Holder may exercise the Put at any time and from time to time by written notice of such exercise to TCI (the “Put Notice”) delivered at any time after the “Put Event” The Put Notice shall be the affected Holder’s demand that TCI repurchase from such Holder all, but not less than all, of the shares of Series D Preferred Stock then held by such Holder at a price of $100 per share plus any accrued and unpaid dividends through the date of the payment of such price (such amount is herein determined to be the “Put Price”). Any Put Notice shall set forth a date, which shall not be less than thirty (30) calendar days nor more than sixty (60) calendar days after the date of such Put Notice and which shall be a “Business Day,” for the purchase and sale of the shares of Series D Preferred Stock with respect to which the Put is exercised (a “Put Closing Date”). On or before

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the selected Put Closing Date, each Holder exercising the Put shall deliver the certificates evidencing the shares of Series D Preferred Stock held by such Holder and being sold on such Put Closing Date, duly endorsed, free and clear of all “Encumbrances,” as defined in subpart (a) below, to TCI at its principal executive office, and TCI shall on the Put Closing Date pay to such Holder an amount equal to the Put Price multiplied by the number of shares of Series D Preferred Stock that are represented by the certificates so delivered to TCI on or before the Put Closing Date. The amount payable by TCI to any Holder upon exercise of the Put shall be paid by cashier’s check or by wire transfer of funds. If TCI is unable to purchase all of the shares of Series D Preferred Stock to be sold pursuant to the Put on the applicable Put Closing Date because it does not have adequate equity accounts to effect such repurchase under the Nevada General Corporation Law, TCI shall notify such Holders of the number of Shares TCI is so unable to purchase, and TCI shall purchase (on a pro rata basis among all Holders making the Put on the basis of the number of shares held) all of the shares of Series D Preferred Stock that TCI is then permitted to purchase without violating the capital requirements of the Nevada General Corporation Law, and TCI shall purchase the remaining shares covered by a Put as soon thereafter as is possible without violating such equity requirements. For these purposes the Board of Directors of the Corporation shall make and shall be deemed to have made all reasonable findings of fact, consistent with their fiduciary obligations, in support and in favor of making funds available for purchase of the Shares covered by a Put under the Nevada General Corporation Law. To the extent that TCI is not able to purchase all Series D Preferred Stock covered by the Put Notice because of inadequate equity to do so, or because of any other legal constraints that are not the result of any action or omission of the exercising Holder, the obligation to pay the remaining Put Price shall, to the extent permitted by applicable law, become a general unsecured obligation of TCI to the exercising Holder, and the accrual rate for calculating cumulative dividends on such shares shall increase as provided in Section 8 below.
     By presenting a Put Notice to TCI, each signatory to such Put Notice makes in form and substance each and every one of the following representations, warranties and covenants to TCI with respect to the shares of Series D Preferred Stock subject to such Put Notice:
     (a) Shares identified in and subject to the Put Notice are owned of record and beneficially by such stockholder free and clear of any “Encumbrance” (as defined below), except for any restrictions on transfer under this Agreement and applicable state and federal securities laws. Upon conclusion of the transfer to TCI there will be no Encumbrances whatsoever, fixed or contingent, that directly or indirectly (i) provide for the sale, pledge or other transfer or disposition of any of the shares held by such stockholder, any interest therein or any rights with respect thereto or which relate to the disposition, exercise or control of such shares, or (ii) obligate such stockholder to grant, offer, or enter into any of the foregoing. Except for restrictions on transfer under applicable federal and state securities laws, on the Put Closing Date, TCI will acquire valid and indefeasible title to such shares of such Series D Preferred Stock free and clear of any Encumbrance. For the purposes of this subpart, the term “Encumbrance” shall mean any security interest, pledge, option, lien, claim, commitment, proxy, equity right (including without limitation community property rights), restriction on transfer or encumbrance of any nature whatsoever, other than restrictions under federal and state securities laws.

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     (b) The consummation of the Put does not violate any agreement, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree to which such Holder is a party or by which such Holder is bound that would cause any damage or cost to TCI upon payment of the Put Price by TCI.
     (c) Such Holder has the power and authority to consummate the Put and to perform its obligations in connection with the Put set forth herein, all permits and approvals from all appropriate governmental regulatory agencies as may be deemed necessary for the lawful consummation of the Put by the Holders have been obtained (except for any such permits or approvals required under applicable state and federal securities laws), and if the stockholder is not an individual person, the exercise of the Put by such stockholder has been approved by the partners or governing body of such stockholder or such other persons or entities as required under such stockholders’ governing documents.
     If at the time of the required closing of the Put, there shall be any order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order applicable to or binding on a Holder from any court or other governmental or regulatory authority or instrumentality that prohibits the affected Holder from consummating the transactions contemplated hereby, then the Holder affected by such matter shall disclose the same in writing to TCI before such closing, and TCI shall remain obligated to close hereunder on delivery of the certificates evidencing the Shares covered by the Put, duly endorsed to TCI, but closing shall be delayed until the Holder is lawfully able to close hereunder. Further, if there shall be then pending any action, proceeding or investigation involving such Holder before or by any court or governmental or regulatory or instrumentality or other person challenging, or seeking damages in connection with, the Put transaction contemplated hereby, then in any such event the Holder affected by such matter shall disclose the same in writing to TCI before such closing, and TCI shall remain obligated to close hereunder on delivery of the certificates evidencing the Shares covered by the Put, duly endorsed to TCI, but TCI may and shall be fully protected by interpleading all sums due from TCI hereunder or by otherwise depositing such sums into the control of the court or other authority having jurisdiction over the dispute. Failure by the Holder exercising the Put to disclose to TCI any matter required to be disclosed under this paragraph shall be a continuing representation and warranty by such Holder that no such matter exists, and the Holder who fails in such disclosure obligation shall indemnify and hold TCI harmless, and at TCI’s option, defend TCI, against any loss, cost, liability, damage or expense, including reasonable attorneys’ fees, arising from such breach.
     For the purposes of this Agreement, the following terms shall have the meanings ascribed to each below unless otherwise specifically defined herein:
     (a) “Business Day” shall be and mean any day other than a Saturday, Sunday or a day on which federally-chartered commercial banks are authorized by law to be closed.
     (b) “Capital Lease” shall be and mean a lease that would be capitalized on a balance sheet of a lessee prepared in accordance with GAAP, US

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     (c) “Financial Statements” as of any date means the following consolidated financial statements of TCI: Balance Sheet(s), Consolidated Statement(s) of Operations, Consolidated Statement(s) of Stockholders Equity, and Consolidated Statement(s) of Cash Flows of TCI as of the date specified, prepared in conformity with GAAP, US, together with related notes thereto, as required by GAAP, US for the fiscal year then ended (in the case of annual statements) or the fiscal quarter then ended (in the case of quarterly statements).
     (d) “Form 10-K” and “Form 10-Q” shall be and mean the annual and quarterly reports required to be filed by TCI with the Securities and Exchange Commission and any similar reports required to be filed in the future which contain annual financial statements or quarterly financial statements, as the case may be.
     (e) “Encumbrance” shall have the meaning ascribed in Paragraph 7, subpart (a) above.
     (f) “GAAP, US” shall be and mean accounting principles and practices generally accepted in the United States of America, together with the standards of the Public Company Accounting Oversight Board (United States), which assesses the accounting principles used and evaluates the overall presentation of financial statements and schedules from time to time, all applied on a basis consistent from year to year except for changes required by such principles and practices from time to time.
     (g) “In Arrears” shall mean, with respect to any quarterly dividend accrued on the Series D Preferred Stock, that such dividend has not been paid in full for any reason on or before its respective “Dividend Reference Date,” as that term is defined in the Certificate of Designations (and for this purpose partial payment of any accrued quarterly dividend shall be considered nonpayment);
     (h) “Liabilities” shall be and mean those liabilities required to be listed as liabilities under GAAP, US on the Consolidated Balance Sheet of TCI and shall include (i) all consolidated obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness (but shall not include any preferred stock), (iii) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee under any “Capital Leases,” and (v) all non-contingent obligations to reimburse any other person or entity for amounts which have actually been drawn under a letter of credit or similar instrument, but shall not include any guaranty of indebtedness of others or accommodation pledges of assets or customary trade payables that may under GAAP, US be disclosed in notes to the Financial Statements rather than as liabilities on such Consolidated Balance Sheet.
     (i) “Liquidation Event” shall be and mean (i) any reorganization, consolidation or merger of TCI in which TCI is not the continuing or surviving

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corporation, or (ii) any sale or other transfer of more than eighty percent (80%) of the TCI’s assets (in one transaction or a series of related transactions taking place within the same twelve-month period, and such transactions must be treated as sales under GAAP, US to be sales for purposes of determining whether a Liquidation Event has occurred); or (iii) approval by the stockholders of the Corporation of a plan or proposal for the liquidation or dissolution of the Corporation.
     (j) “Net Worth” and/or “Stockholders’ Equity” shall be and mean the sum of TCI’s stockholders’ equity accounts as reflected from time to time on its consolidated balance sheet under GAAP, US, including preferred stock, common stock, paid-in capital, retained earnings and other accumulations less treasury stock, accumulated deficit or accumulated other comprehensive loss.
     (k) “Put Event” shall be and mean any one or more of the following events or conditions (provided, however, that no event or condition described in subparts (i), (ii), (iii), (iv) or (v) below, to the extent that such event or condition arises after July 31, 2011, shall be a “Put Event”):
     (i) A total of three quarterly dividends on the Series D Preferred Stock shall be In Arrears, whether or not such dividends are consecutive, whether or not funds are available for payment and whether or not such dividends have been declared, and such condition shall have continued for thirty calendar days after the Dividend Reference Date applicable to the third quarterly dividend; or
     (ii) At least two quarterly dividends on the Series D Preferred Stock (whether or not such dividends are consecutive, whether or not funds are available for payment and whether or not such dividends have been declared) shall have been In Arrears as of any Test Date, and such condition of arrearage shall have occurred on five separate Test Dates, whether or not consecutive; or
     (iii) the ratio of TCI’s Liabilities to TCI’s Stockholders’ Equity shall exceed 10 to 1 at the end of any calendar quarter or fiscal year as calculated from the Financial Statements for such calendar quarter or end of a fiscal year as applicable; or
     (iv) the Stockholders’ Equity of TCI shall be less than $150 million at the end of any calendar quarter or fiscal year end as calculated from the Financial Statements for such calendar quarter or fiscal year end as applicable; or
     (v) a Liquidation Event of TCI has occurred;
     (vi) TCI shall fail to honor any of its obligations under any one or more of the following paragraphs of the Certificate of Designations, and such failure shall continue for a period of thirty (30) days after written notice of such failure and the action necessary to cure the same is given to TCI: Paragraphs 3(b), 5, 6, 7, 8 or 10 (provided that no Put Event may first arise under this paragraph (k)(vi) after December 31, 2011).

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Breaches or events of default under this Agreement or under the Certificate of Designations that are not included within the definition of “Put Event” above shall give rise only to actions by the affected Holders for specific performance and for damages, as appropriate, but such other breaches or defaults shall not give rise to a Put under this Agreement; only the Put Events shall give rise to a Put.
The terms or phrases “Put Exercise,” “Put Notice,” “Put Price,” “Put Closing Date” and “Put” shall have the meanings ascribed in the first portion of this paragraph above. For the purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires, all terms defined in this Agreement include the plural as well as the singular, all accounting terms not otherwise defined herein shall have the meanings ascribed to them in accordance with GAAP, US and the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, and not to any particular paragraph, section, subpart or other subdivision.
     (l) “Test Date” shall be and include each October 31, January 31, April 30 and July 31 during the time that any of the Series D Preferred Stock remains outstanding, provided that the final Test Date shall be July 31, 2011.
     8. Exercise of Put; TCI’s Failure to Close. In the event that a Holder delivers a Put Notice to TCI and otherwise complies with its obligations in connection with the Put, and TCI does not for any reason on the Put Closing Date specified in the Put Notice [which must be at least thirty (30) calendar days after receipt by TCI of such Put Notice] consummate the Put by the purchase of all of the shares of Series D Preferred Stock covered by the Put at the Put Price, unless such Put Notice is rescinded by the Holder submitting the same, then TCI shall pay, in addition to the accrual rate for the dividends on any shares covered by such Put for which TCI has not paid the Put Price, late charges calculated on the aggregate Put Price not so paid at the “Default Rate.” The Default Rate shall be five percent (5%) per annum. Therefore, if TCI shall not be able to close on the Put for any reason other than a breach by the Holder, dividends shall continue to accrue on Series D Preferred Stock covered by the Put and in addition TCI shall incur to the Holders a late charge calculated by applying to the $100 per share value of the Series D Preferred Stock covered by the Put a simple interest rate equal to 5% per annum. The total of dividends and late charges accruing shall never exceed fifteen percent (15%) per annum. In addition, any affected Holder may:
     (a) elect to rescind the Put Notice, in whole or in part, and retain such of the shares of Series D Preferred Stock specified in the Put Notice as TCI is not able to or does not repurchase; or
     (b) elect to bring legal action for damages or a specific performance; or
     (c) elect to defer TCI’s compliance with the remaining terms of the Put Notice until such time as TCI is able to purchase such remaining shares of Series D Preferred Stock.

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In all instances, at all times while TCI has not repurchased such additional shares of Series D Preferred Stock, such shares shall continue to accrue dividends plus interest at the Default Rate as set forth above until repurchased in accordance with the Put Notice (unless the Put Notice is withdrawn by the Holder).
     9. Expiry of this Agreement. This Agreement shall expire and be without further force or effect on January 31, 2012, except that all terms and provisions of this Agreement shall remain in full force and effect as to any Put that has been exercised as of such expiry date but that has not been closed and funded, and any cause of action that has accrued in favor of any party under this Agreement prior to such expiry date shall survive the expiration of this Agreement.
     10. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their permitted successors and transferees.
     (a) Assignment by Holder; Right of First Refusal on Certain Transfers. Any Holder is free, without the joinder or consent of TCI, to assign all or any part of its rights (but not its obligations) under this Agreement in connection with the any transfer of that Holder’s Series D Preferred Stock that is a permitted transfer hereunder. In connection with any such permitted transfer by any Holder, the transferring Holder shall remain fully responsible for its obligations hereunder. Otherwise, any transfer of the rights of a Holder hereunder may be made only with the consent of TCI. It is provided, however, that prior to making any transfer of any rights under this Agreement in connection with a transfer of Series D Preferred Stock, and if such transfer is for valuable consideration, the Holder desiring to effect such transfer shall first give written notice of such proposed transfer for value to TCI (a “Notice of Sale”), including a copy of a letter of intent or contract for the proposed transaction, a statement of the identity of the person or entity to which such proposed transfer is being made, and a statement of the terms and conditions of the proposed transaction. On receipt of such Notice of Sale, TCI shall have, for a period of twenty (20) days after its receipt of such Notice if Sale, the preferential right or option to purchase the Series D Preferred Stock affected by the proposed transfer on the same terms and conditions as the transaction that the affected Holder desires to accept, as set forth in the Notice of Sale. To exercise such right and option, TCI must give written notice of such exercise to the affected Holder within such twenty (20) day period, and TCI must deposit on giving such notice an amount equal to ten percent (10%) of the cash consideration involved in the proposed transfer into its attorneys’ trust account as earnest money for the transaction, such earnest money to paid to the Holder as liquidated damages should TCI default after exercise. At the same time TCI must provide the affected Holder verification by TCI’s attorneys of such deposit with the notice of exercise. On giving such notice, TCI shall be obligated to close on the terms and conditions set out in the Notice of Sale (being the same terms offered by the third party), except that TCI shall be obligated to close such transaction within thirty (30) days of the Notice of Sale. If TCI fails to exercise the right and option, or if TCI exercises the right and option and then fails to close the purchase timely as set forth above, the affected Holder may sell, transfer or otherwise dispose of the offered shares and related rights under this Agreement to the party specified in the original Notice of Sale for the consideration and upon the term and conditions stated herein, and not otherwise; provided that such sale, transfer or other disposition must be completed at any

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time within, but not after ninety (90) days after the date that the Notice of Sale is delivered to TCI. If not completed within the appropriate period designated above, the Notice of Sale theretofore given shall in all respects be a nullity and shall be treated as though it never had been given and any resulting transfer shall be of no force, effect or validity for any purpose whatsoever. If such other disposition is not consummated on the same terms as stated in the Notice of Sale, such disposition shall be of no force, effect or validity for any purpose whatsoever and the notice thereof shall be rendered ineffective. The right of first refusal provisions of this paragraph shall not apply in any way to (x) any pledge of any of the Series D Preferred Shares and related rights under this Agreement; provided that in event of any such pledge, the Holder shall obtain the related lender’s agreement to be bound by the terms of this Agreement in making any disposition of such Shares and legal rights, by foreclosure or otherwise; (y) any transfer of Series D Preferred Shares and related rights under this Agreement by a Holder to TCI; and (z) any transfer of Series D Preferred Shares and related rights under this Agreement by a Holder (i) if such Holder is a legal entity, to the shareholders, members, partners or other beneficial owners of such Holder in connection with the dissolution of such Holder; or (ii) to the spouse or descendants of such Holder, or (iii) to any trust, partnership or limited liability company created solely for his benefit or of a Holder, his spouse and/or descendants, or (iv) to any beneficiary of such a trust; provided that this exception under subpart (iv) shall apply only to distributions or transfers from such a trust to its beneficiaries pursuant to the terms of the trust. In the case of any transfer to which these right of first refusal provisions apply, the purchaser from such Holder shall take the Series D Preferred Stock and related rights under this Agreement free from any further right of first refusal under this paragraph; that is, TCI shall have only one opportunity to exercise the right of first refusal and if the transaction to a third party closes, the right shall be without further force or effect. In the case of any transfer to which these right of first refusal provisions do not apply because of the exceptions in subsections (i) through (iv) above, the transferee from such Holder shall take the Series D Preferred Stock and related rights under this Agreement subject to the right of first refusal under this paragraph, so that TCI shall in every case have at least one opportunity to exercise the right. As used in this paragraph, the term “descendants” shall include descendants by adoption if the adoption was a court adoption of a minor under fourteen (14) years of age.
     (b) Assignment by TCI. TCI is free, without the joinder or consent of any Holder, to transfer all or any part of its rights under this Agreement in connection with any reorganization or sale of all or substantially all of TCI’s assets, including any merger, conversion in entity form or other change in organization. In connection with any such transfer by TCI, TCI shall remain fully responsible for its obligations hereunder and any successor entity shall likewise assume such obligations. Otherwise, any transfer of the rights of TCI hereunder may be made only with the consent of a majority in interest of the holders of the Series D Preferred Stock.
     11. Miscellaneous. The following provisions form a part a part of this Agreement:
     (a) Costs and Expenses. Except as otherwise expressly provided for in this Agreement, each Party hereto shall bear its own costs, expenses and fees incurred or assumed by such party in the preparation or execution of this Agreement and in compliance with the covenants and conditions herein, whether or not the transactions contemplated hereby shall be consummated.

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     (b) Further Cooperation. To the extent that either Party’s further approval or other action is deemed necessary or desirable by any other party hereto in order to effectuate the terms, conditions and purposes of this Agreement and the matters covered hereby, each of the Parties hereto hereby agrees to execute all reasonable documents and take all actions reasonably requested by any other Party.
     (c) Notices. Any notice or other communication required or permitted to be given by this Agreement or any other document or instrument referred to herein which has been executed in connection herewith must be given in writing (which may be by facsimile or electronic transmission followed by mail or personal delivery), and must be personally delivered or mailed by prepaid, first class or certified or registered mail to the Party to whom such notice or communication is directed at the address of such Party set forth opposite his or its name on the signature page to this Agreement. Subject to the other provisions of this Agreement, any Party may change its address (or redesignate the person to whom such notice shall be delivered) for purposes of this Agreement by giving notice of such change to the other Party pursuant to this provision. In all instances, any notice or other communication required or permitted to be given by this Agreement shall only be effective upon actual receipt thereof by the person intended to receive same. Although not required for effectiveness of the notice, a copy should also be delivered to counsel for the respective Parties as follows:

For TCI:	Steven C. Metzger
Metzger & McDonald PLLC
3626 N. Hall Street, Suite 800
Dallas, TX 75219-5133
214-224-7555 (Facsimile)

For Leman and KLP:	Rudy Beuttenmuller
Thomas, Sinclair, Beuttenmuller, P. C.
5335 Spring Valley Road
Dallas, TX 75254
972-991-2121 (Facsimile)
     (d) Amendments. Neither this Agreement nor any term hereby may be changed, waived, discharged or terminated orally, but only by written agreement among the Parties hereto.
     (e) Headings. The headings of sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute apart of this Agreement.
     (f) Binding Effect . All terms and provisions of this Agreement shall be binding upon and inure to the benefit and be enforceable by the heirs, legal representatives, successors and assigns of the Parties hereto whenever applicable to such Party.

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     (g) Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto, supersedes and any and all prior understandings and arrangements, and may not be modified or amended except on or after the date hereof by a writing executed by the party against whom such modification or amendment is sought to be enforced. The failure of any of the Parties to this Agreement to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be deemed to be a waiver or deprive such person or entity of the light thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver of this Agreement, the obligations or conditions hereon, shall be valid unless the writing is signed by the Party against whom said waiver is sought to be enforced.
     (h) Governing Law and Enforcement. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas, the state in which it was negotiated, executed and delivered; provided, that matters relating to the corporate powers of TCI, the internal governance of TCI, TCI’s right or ability to pay dividends and to effect repurchases of its share and the obligations and/or duties of TCI’s governing body shall be governed by the laws of the State of Nevada. Should any clause, sentence or paragraph of this Agreement be judicially or administratively declared to be invalid, unenforceable or void under the laws of the State of Texas or Nevada, as applicable, or the United States of America or any agency or subdivision thereof, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, so long as the offending provision does not go to the benefit of the economic bargain of the Parties. To the extent that any offending provision does not go to the benefit of such economic bargain, the Parties hereto agree that the part or parts of this Agreement so held to be invalid, unenforceable or void shall be deemed to have been deleted herefrom, the remainder shall have been included herein and a provision with effect as close as possible to the deleted provision but that is enforceable shall be substituted therefor by the body making the determination of invalidity or unenforceability. The Holders shall be entitled to specific enforcement of their rights under this Agreement, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The Parties agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement and that the Holders may in their sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive or equitable relief in order to enforce or prevent violation of the provisions of this Agreement. In the event any Party hereto shall fail to perform any of its obligations under this Agreement, such Party hereby agrees to pay all reasonable expenses, including reasonable attorneys’ fees, in such reasonable amount as may be awarded by a court of competent jurisdiction to any Party hereto which is successful in enforcing this Agreement.
     (i) No Third Party Beneficiaries. This Agreement does not create and shall not be construed as creating any rights enforceable by any person other than the undersigned Parties and their respective lawful successors and assigns and other persons named herein and does not imply or release and shall not be construed as implying or

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releasing that any rights are enforceable against any person or entity other than the undersigned parties and their respective successors and assigns and the persons named herein.
     (j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original for all purposes, and all of which shall constitute one and the same instrument, and it shall not be necessary for the proof of this Agreement that any party produces or accounts for more than one such counterpart.
     (k) Facsimile: Electronic Transmission. This Agreement or any notices hereunder may be transmitted by facsimile or by electronic transmission, and it is the intent of the parties for the facsimile or electronically reproduced autograph by a receiving facsimile machine or computer to be an original signature, and for the facsimile or any electronic reproduction and any complete photocopy of this Agreement or notice to be deemed an original counterpart.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOLLOWS

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     IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed, in one or more counterparts, each of which shall be deemed to be an original, by their respective, duly-authorized representatives as of the date and year first above written.
Addresses, Telephone Nos. and
Facsimile Nos. for Notices
See Section 10(c) above for additional
notice addresses for legal counsel.

TCI:

TRANSCONTINENTAL REALTY INVESTORS, INC., a Nevada corporation
1800 Valley View Lane, Suite 300
Dallas, TX 75234	By:	/s/ Steven A. Shelley

469-522-4200 (Telephone)		Name: Steven A. Shelley
469-522-4360 (Facsimile)		Title Vice President

LEMAN:

LEMAN DEVELOPMENT, LTD., a Texas limited partnership, by, through and under its general partner

By: WINDMILL/KAUFMAN, LTD., a Texas limited partnership, general partner, acting by, through and under its general partner
5001 LBJ Freeway, Suite 830
Dallas, Texas 75244
972-960-2777 (Telephone)		By: SIEPELA DEVELOPMENT
972-960-2660 (Facsimile)		CORPORATION, a Texas
corporation, general partner

By:	/s/ James A. Siepela
James A. Siepela, President

KLP:

KAUFMAN LAND PARTNERS, LTD., a Texas limited partnership, acting by, through and under its general partner

5001 LBJ Freeway, Suite 830	By: KAUFMAN LAND MANAGEMENT LLC, a
Dallas, Texas 75244	Texas limited liability company, general partner
972-960-2777 (Telephone)
972-960-2660 (Facsimile)

By:	/s/ James A. Siepela
James A. Siepela, Manager

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